Exhibit 10.1


June 10, 2008


Mr. Patrick Hutchins
[Address]

Dear Pat:

      This letter confirms our agreement that you will resign your positions as Satellite Division President, Chief Operations Officer and an employee of CalAmp Corp. (the "Company"), effective June 11, 2008 (the "Separation Date") to pursue other interests. Your signature below will constitute your resignation. In addition to being paid all salary earned and vacation accrued through the Separation Date, the Company will pay you separation benefits by continuing your current salary payments on a weekly basis for 12 months through June 11, 2009 in accordance with Section 6(d) of your Employment Agreement dated May 31, 2002 (the "Employment Agreement"). The Company will also pay your premiums for participation in the Company's group medical insurance program until June 11, 2009 or the date that you begin full-time employment with another employer, whichever occurs first (the "Medical Insurance Coverage Period"), and during the Medical Insurance Coverage Period you shall continue to be eligible to participate in the Company's Exec-U-Care supplemental medical reimbursement program. In addition, for a period of up to six months from the Separation Date, you will have the ability to consult with Mr. Rick Flatow at the Company's expense, provided that Mr. Flatow is still retained by the Company during such six month period. As provided in Section 6(d) of the Employment Agreement the continuation of salary payments is conditioned upon your compliance with the provisions of Sections 7 and 8 of the Employment Agreement.

      With respect to your equity awards under the Company's stock incentive plans, the Company will accelerate the vesting of 10,000 shares of restricted stock that you hold under the plans. Vesting will be a taxable event that will result in your receiving a net amount of vested shares in accordance with the terms of your restricted stock agreement. All other options and equity awards under the plans shall be treated in accordance with the provisions of the plans applicable to a voluntary termination by an employee.

      The Company has also agreed to (i) allow you to retain your Company laptop computer, provided that you cooperate with the Company to have all company information and intellectual property removed from such computer,
(ii) allow you to retain your Company cell phone, provided that you promptly transfer the monthly service charges from the Company to you and (iii) allow you for 30 days from the date you accept this letter agreement to use your CalAmp email address for personal use, provided that you forward immediately to Rick Gold any emails that you receive that pertain to Company business and that you do not use your email account for any outbound communications that refer to or involve the Company. The Company acknowledges and agrees that you shall retain the benefit of any indemnification provisions that you have with the Company in accordance with the terms thereof contained in the Company's certificate of incorporation or bylaws and in the Indemnity Agreement dated May 4, 2005 between you and the Company.

Promptly following your acceptance of the terms hereof, you and the Company will enter into a separate consulting agreement that will provide for you to provide consulting services to the Company for monthly consulting fees as follows, payable monthly in arrears:

                                       Monthly
            Period                consulting fees

      6/12/08 - 10/11/08              $17,867

      10/12/08 - 2/11/09              $11,167

       2/12/09 - 6/11/09              $ 4,467

     For purposes of the consulting agreement, each consulting "month" consists of a period beginning on the 12th day of one calendar month and ending on the 11th day of the following calendar month.

      The consulting agreement will require that you make yourself available to provide consulting services on projects to be assigned by CalAmp's CEO in at least the following amount of hours each month:

                                     Monthly minimum
               Period                consulting hours

        6/12/08 - 10/11/08             70 hours

        10/12/08 - 2/11/09             43 hours

        2/12/09 - 6/11/09              17 hours

      The consulting agreement will also require that you not become employed by, or otherwise consult or work with, any competitor or customer of CalAmp during the term of the consulting agreement without the prior consent of CalAmp, such consent not to be unreasonably withheld.

      In connection with your employment by, and separation from, the Company, you acknowledge that by agreeing to the terms set forth in this letter agreement and by paying you for all salary owed and vacation time accrued through the Separation Date, the Company has fulfilled all of its obligations to you in connection with your separation from the Company. You also agree that you will not make any disparaging comments about the Company or its management to customers, suppliers, employees, analysts, stockholders, the financial press or any other party. You agree that this letter sets forth our entire agreement with respect to the subject matters described herein and supersedes any previous agreements or discussions on these matters.

      Thank you for your years of service to CalAmp. The Board of Directors wishes you the very best in your future endeavors.

                                    Very truly yours,

                                    /s/ Richard B. Gold
                                    ______________________________
                                    Rick Gold
                                    President and CEO


      Agreed to and accepted this 10th day of June 2008.

              /s/  Patrick Hutchins
      _____________________________________
        Patrick Hutchins